AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 2004
                                                      REGISTRATION NO. 333-08415
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        OMEGA HEALTHCARE INVESTORS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    MARYLAND
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   38-3041398
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

                          9690 Deereco Road, Suite 100
                            Timonium, Maryland 21093
                                 (410) 427-1700
--------------------------------------------------------------------------------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                C. Taylor Pickett
                             Chief Executive Officer
                        Omega Healthcare Investors, Inc.
                          9690 Deereco Road, Suite 100
                            Timonium, Maryland 21093
                                 (410) 427-1700
--------------------------------------------------------------------------------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                  with copy to:
                             Eliot W. Robinson, Esq.
                            Michael J. Delaney, Esq.
                              Powell Goldstein LLP
                               One Atlantic Center
                                   Suite 1400
                        1201 West Peachtree Street, N.W.
                             Atlanta, Georgia 30309
                                 (404) 572-6600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. |X|
                                             -

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

======================================   =================   ======================== ===================== =======================
          Title of Each Class                Amount to Be        Proposed Maximum         Proposed Maximum   Amount of Registration
    of Securities to Be Registered            Registered      Offering Price Per Unit    Aggregate Offering          Fee
                                                                                              Price
======================================   =================   ======================== ===================== =======================
Common Stock, par value $.10 per share         N/A (1)               N/A (1)                 N/A (1)                 N/A (1)
======================================   =================   ======================== ===================== =======================


(1) A registration fee of $19,483 was paid in connection with the Registration Statement No. 333-08415 on Form S-3 of Omega Healthcare Investors, Inc., a Delaware corporation (the "Registrant"), as filed with the Securities and Exchange Commission July 19, 1996. Of the 2,000,000 shares of Common Stock originally registered pursuant to Registration Statement No. 333-08415, 1,650,466 shares remain unsold.

PROSPECTUS

                        OMEGA HEALTHCARE INVESTORS, INC.
                                2,000,000 SHARES

                                  COMMON STOCK
                            Par Value $.10 Per Share

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

                          ----------------------------

     We hereby offer participation in our enhanced and updated Dividend Reinvestment and Common Stock Purchase Plan, or the Plan. The Plan is being administered by EquiServe Trust Company, N.A., or the administrator. To enroll in the Plan, a participant must complete and return an Enrollment Authorization Form to the administrator. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "OHI." On November 22, 2004, the last reported sale price of our common stock on the NYSE was $12.06 per share. Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700.

     Some of the significant features of the Plan include:

     o If you are an existing stockholder, you may purchase additional shares of common stock by automatically reinvesting all or any part of the cash dividends paid on your shares of our common stock. There is no minimum or maximum limitation on the amount of dividends you may reinvest in the Plan.

     o If you are an existing stockholder, you may purchase additional shares of common stock by making optional cash purchases of between $50 and $6,250 in any calendar month, for an annual maximum of $75,000. Optional cash purchases of our common stock in excess of this maximum may only be made pursuant to a written request for waiver and with our prior written consent.

     o If you are not an existing stockholder, you may make an initial cash purchase of common stock of at least $250 with a maximum of $6,250. Initial optional cash purchases of our common stock in excess of this maximum may only be made pursuant to a written request for waiver and with our prior written consent.

     o We may sell newly issued shares directly to the administrator or instruct the administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these alternatives.

     o You can purchase shares of our common stock without brokerage fees, commissions or charges. We will bear the expenses for open market purchases.

     o The purchase price for newly issued shares of common stock purchased directly from us will be the market price less a discount ranging from 0% to 5%, determined from time to time by us in accordance with the terms of the Plan. This discount applies to either optional cash purchases or reinvested dividends. However, no discount will be available for common stock purchased in the open market or in privately negotiated transactions.

     o Beneficial owners (stockholders whose shares of our common stock are registered in a name other than his or her name; for example, in the name of a broker, bank or nominee) may participate in the Plan by instructing their brokers, banks or nominees to reinvest dividends and make optional cash purchases on their behalf.

     o You may also make automatic monthly investments by authorizing monthly automatic deductions from your designated U.S. bank account. You may make automatic deductions for as little as $50 per month, after the initial investment, but in no case for more than $6,250 per month.

     Participation in the Plan is entirely voluntary, and you may terminate your participation at any time. Once enrolled, your participation in the Plan will continue unless you affirmatively withdraw from the Plan. You may also change your dividend election at any time. Those holders of our common stock who do not wish to participate in the Plan will continue to receive cash dividends in the usual manner.

                          ----------------------------

     Investing in our common stock involves risks that are described in the section entitled "Risk Factors" beginning on page 5 of this prospectus.

                          ----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                          ----------------------------

                The date of this prospectus is November 23, 2004.

     You should rely only on the information provided in this prospectus and the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents, as applicable.

                                     SUMMARY

     The following summary may not contain all the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in the prospectus before making a decision to invest in our common stock.

     All references to "you" in this prospectus refer to those persons who invest in the securities being offered by this prospectus, and all references to "we," "us" and "our" in this prospectus refer to Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries.

                           FORWARD-LOOKING INFORMATION

     We make statements about our business in our filings with the Securities and Exchange Commission, or the SEC, that are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and which are subject to the "safe harbor" created by those sections. Forward-looking statements include, among other things: expressions of the "belief," "anticipation," or "expectations" of management, statements as to industry trends or future results of operations of our company and its subsidiaries, and other statements that are not historical fact. Forward-looking statements are based on various assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the risks and uncertainties which can affect our future performance are:

     o    competitive pressures;

     o uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels;

     o the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtor's obligations;

     o our ability to sell closed assets on a timely basis and on terms that allow us to realize the carrying value of these assets;

     o    our  ability  to  negotiate,   if  and  when  necessary,   appropriate
          modifications to the terms of our credit facility;

     o our ability to manage, re-lease or sell any owned and operated facilities;

     o    the availability and cost of capital;

     o    competition in the financing of healthcare facilities;

     o    regulatory and other changes in the healthcare sector;

     o the effect of economic and market conditions generally and in the healthcare industry particularly;

     o    changes in interest rates;

     o    the amount and yield of any additional investments;

     o changes in tax laws and regulations affecting real estate investment trusts;

     o    changes in the ratings of our debt and preferred securities;

     o legal and regulatory proceedings, including the impact of ongoing litigation;

     o    extraordinary items;

     o    the ability to recruit and replace key personnel; and

     o    the impact of existing, modified, or new strategic initiatives.

     These and other risks and uncertainties are described in our annual report to stockholders included in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof, and are urged to read carefully all of these risk factors and the risks described in the section entitled "Risk Factors" beginning on page 5 below. We undertake no obligation to update any forward-looking statements.

                                   THE COMPANY

     We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

     As of September 30, 2004, our portfolio of investments consisted of 208 healthcare facilities, located in 29 states and operated by 39 third-party operators. Our gross investment in these facilities, net of impairments and before reserve for uncollectible loans, totaled $843.3 million at September 30, 2004, with 97.2% of our real estate investments related to long-term care facilities. This portfolio is made up of 157 long-term healthcare facilities and two rehabilitation hospitals owned and leased to third parties, fixed rate mortgages on 46 long-term healthcare facilities and three long-term healthcare facilities that were recovered from customers and are currently closed. At September 30, 2004, we also held other investments of approximately $34.4 million, including $21.7 million of notes receivable, net of allowance.

                                  RISK FACTORS

     Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should carefully consider the risks described below before you decide to participate in the Plan and purchase shares of our common stock. In addition, you should consult your own financial and legal advisors before making any investment decisions.

Risks Associated with the Plan

     You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

     The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

     If you instruct the administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

Risks Associated with Our Company

     Generally speaking,  the risks facing our company fall into two categories:
(i) risks related to the operations of our operators, and (ii) risks unique to our company and operations. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, financial condition, results of operations and cash flows and, thus, your investment in our company.

         Risks Related to the Operators of Our Facilities

Our recent efforts to restructure and stabilize our portfolio may not prove to be successful.

     In large part as a result of the 1997 changes in Medicare reimbursement of services provided by skilled nursing facilities and reimbursement cuts imposed under state Medicaid programs, a number of operators of our properties have encountered significant financial difficulties during the last several years. In 1999, our investment portfolio consisted of 216 properties and our largest public operators (by investment) were Sun Healthcare Group, Inc., or Sun, Integrated Health Services, or IHS, Advocat, Inc., or Advocat, and Mariner Health Care, Inc., or Mariner. Some of these operators, including Sun, IHS and Mariner, subsequently filed for bankruptcy protection. Our other operators were required to undertake significant restructuring efforts. We have restructured our arrangements with many of our operators whereby we have renegotiated lease and mortgage terms, re-leased properties to new operators and have closed and/or disposed of properties.

     We continue to have ongoing restructuring discussions with Claremont regarding two facilities Claremont currently leases from us. We might not be successful in reaching a definitive agreement with Claremont. We are also aware of four properties in our portfolio located in Illinois where facility operations are currently insufficient to meet rental payments due to us under our leases for these facilities. These lease payments are currently being paid by the lessee from funds other than those generated by the facilities. It is possible that we will need to take steps to restructure this portion of our portfolio or other properties in our portfolio with respect to which our operators encounter financial difficulty. We cannot assure you that our recent efforts to restructure and stabilize our property portfolio will be successful.

The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

     We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us with the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain protections to a party that has filed for bankruptcy that may render these remedies unenforceable. In addition, an operator in bankruptcy may be able to restrict our ability to collect unpaid rent or mortgage payments during the bankruptcy case.

     When one of our lessees seeks bankruptcy protection, Title 11 of the United States Code, or the Bankruptcy Code, provides that a trustee in a liquidation or reorganization case under the Bankruptcy Code, or a debtor-in-possession in a reorganization case under the Bankruptcy Code, has the option to assume or reject the unexpired lease obligations of a debtor-lessee. However, our lease arrangements with operators who operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator's facilities leased from us. Subject to certain restrictions, a debtor-lessee under a master lease agreement would generally be required to assume or reject a master lease as a whole, rather than making the decision on a facility-by-facility basis, thereby preventing the debtor-lessee from assuming only the better performing facilities and terminating the leasing arrangement with respect to the poorer performing facilities. Whether or not a court would require a master lease agreement to be assumed or rejected as a whole would depend on a number of factors, including applicable state law, the parties' intent, whether the master lease agreement and related documents were executed contemporaneously, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each lease, and the provisions contained in the relevant documents, including whether the relevant documents are interrelated and contain ample cross-references. Therefore, it is not possible to predict how a bankruptcy court would decide this issue.

o Assumption of Leases. In the event that an unexpired lease is assumed by or on behalf of the debtor-lessee, any defaults, other than those created by the financial condition of the debtor-lessee, the commencement of its bankruptcy case or the appointment of a trustee, would have to be cured and all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. Generally, unexpired leases must be assumed in their totality. However, a bankruptcy court has the power to refuse to enforce certain provisions of a lease, such as cross-default provisions or penalty provisions, that would otherwise prevent or limit the ability of a debtor-lessee from assuming or assuming and assigning the unexpired lease to another party.

o Rejection of Leases. Generally, the debtor-lessee is required to make rent payments to us during its bankruptcy unless and until it rejects the lease. The rejection of a lease is deemed to be a pre-petition breach of the lease and the lessor will be allowed a pre-petition general unsecured claim that will be limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of (a) one year, or (b) fifteen percent (15%), not to exceed three years, of the remaining term of such lease, following the earlier of (i) the petition date, or (ii) repossession or surrender of the leased property. Although the amount of a lease rejection claim is subject to the statutory cap described above, the lessor should receive the same percentage recovery on account of its claim as other holders of allowed pre-petition unsecured claims receive from the bankruptcy estate. If the debtor-lessee rejects the lease, the facility would be returned to us. In that event, if we were unable to re-lease the facility to a new operator on favorable terms or only after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

     If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to the property and thereafter making substantial improvements or repairs in order to maximize the facility's investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against our exercise of enforcement or other remedies and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay provisions of the Bankruptcy Code would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High "loan to value" ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

     The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval and licensure process of any federal, state or local agency necessary for the replacement of the previous operator licensed to manage the facility. In some instances, we may take possession of a property and such action could expose us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

Operators that fail to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

     Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators' costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

o Medicare and Medicaid. A significant portion of our skilled nursing facility operators' revenue is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from such programs. Loss of certification or accreditation could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline. State licensing and Medicare and Medicaid laws also require operators of nursing homes and assisted living facilities to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. Our operators and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on facilities operated by them. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed and, if imposed, may adversely affect our operators' revenues, potentially jeopardizing their ability to meet their obligations to us.

o Licensing and Certification. Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may be unable to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time.

o Fraud and Abuse Regulations. There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Furthermore, the Office of Inspector General of the U.S. Department of Health and Human Services, in cooperation with other federal and state agencies, continues to focus on the activities of skilled nursing facilities in certain states in which we have properties. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, these so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease or mortgage payments to us or to continue operating its facility.

o Legislative and Regulatory Developments. Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The Medicare Prescription Drug Improvement and Modernization Act of 2003, Pub. L. 108-173, which is one example of such legislation, was enacted in late 2003. The Medicare reimbursement changes for the skilled nursing facility industry under this law are limited to a temporary increase in the per diem amount paid to skilled nursing facilities for residents who have AIDS. The significant expansion of other

     Medicare benefits under this legislation, such as the expanded prescription drug benefit, could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements; a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care, report performance measures relating to quality and reduce medical errors throughout the healthcare industry; and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

     Regulatory proposals and rules are released on an ongoing basis that may have a major impact on the healthcare system generally and the skilled nursing and long-term care industries particularly.

Our operators depend on reimbursement from governmental and other third-party payors and reimbursement rates from such payors may be reduced.

     Changes in the reimbursement rate or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursements for services provided by our operators has in the past, and could in the future, result in a substantial reduction in our operators' revenues and operating margins. Additionally, net revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by our operators, which are currently being reimbursed by Medicare, Medicaid or private third-party payors. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our operators' liquidity, financial condition and results of operations, which could cause the revenues of our operators to decline and potentially jeopardize their ability to meet their obligations to us.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us.

     As is typical in the healthcare industry, our operators are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities.

Increased competition as well as increased operating costs have resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

     The healthcare industry is highly competitive and we expect that it will likely become more competitive in the future. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

     The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

         Risks Unique to Our Company and Operations

     In addition to the operator related risks discussed above, there are a number of risks directly associated with our company and operations.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

     In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. As a result, we rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including, but not limited to, general market conditions, the market's perception of our growth potential, our current and potential future earnings and cash distributions, and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years and our need to stabilize our portfolio have limited our access to capital. Our potential capital sources include, but are not limited to, the following transactions:

     Equity Financing. As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

     o    the extent of investor interest;

     o    the general reputation of REITs and the attractiveness of their equity
          securities  in  comparison  to  other  equity  securities,   including
          securities issued by other real estate-based companies;

     o    our financial performance and that of our operators;

     o    the contents of analyst reports about us and the REIT industry;

     o general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

     o our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

     o other factors, including governmental regulatory action and changes in REIT tax laws.

     The market value of the equity securities of a REIT is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.

     Debt Financing/Leverage. Financing for future investments and our maturing commitments may be provided by borrowings under our senior credit facility, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness, and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates imposed on refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage.

Certain of our operators account for a significant percentage of our revenues.

     Based on existing contractual rent and lease payments regarding the restructuring of certain existing investments, Advocat and Sun each account for over 10% of our current contractual monthly revenues, with Sun accounting for over 20% of our current contractual monthly revenues. Additionally, our top five operators account for approximately 55% of our current contractual monthly revenues. The failure or inability of any of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

     Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

Our assets may be subject to impairment charges.

     We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs.

We may not be able to sell certain closed facilities for their book value.

     From time to time, we close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

Our real estate investments are relatively illiquid.

     Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs - in some cases without a prior hearing - for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities.

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent properties. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the owner's revenues.

     Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such mortgagor or lessee would be able to fulfill its indemnification obligations.

The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

     We compete for additional healthcare facility investments with other healthcare investors, including other REITs. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease or mortgage rates.

We are named as defendants in litigation arising out of professional liability and general liability claims relating to our previously owned and operated facilities which if decided against us, could adversely affect our financial condition.

     We and several of our wholly-owned subsidiaries have been named as defendants in professional liability and general liability claims related to our owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages, against the defendants. The lawsuits are in various stages of discovery and we are unable to predict the likely outcome at this time. We continue to vigorously defend these claims and pursue all rights we may have against the managers of the facilities under the terms of the management agreements. We have insured these matters, subject to self-insured retentions of various amounts. There can be no assurance that we will be successful in our defense of these matters or in asserting our claims against various managers of the subject facilities or that the amount of any settlement or judgment will be substantially covered by insurance or that any punitive damages will be covered by insurance.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

     We were organized to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. We cannot assure you that we will at all times satisfy these rules and tests.

     If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates with respect to each such taxable year for which the statute of limitations has not expired. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would significantly reduce our net earnings and cash flow because of our additional tax liability for the years involved, which could significantly impact our ability to pay interest and principal with respect to the notes.

We are exposed to market risk due to the fact that borrowings under our new senior credit facility are or will be subject to wide fluctuations based on changing interest rates.

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with variable borrowings under our senior credit facility. Since our senior credit facility provides for variable rates, if market interest rates rise, so will our required interest payments on borrowings under the senior credit facility. We do not currently have any mechanism in place to manage, or hedge, the market risk associated with our variable rate debt.

We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel.

     Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. Accordingly, our future success depends on our ability to attract, hire, train and retain highly skilled management and other qualified personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Our employment agreements with our executive officers provide that their employment may be terminated by either party at any time. Consequently, we may not be successful in attracting, hiring, training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

     The following discussion, in question and answer format, explains the provisions of the Plan.

1.       What is the purpose of the Plan?

     The purpose of the Plan is to provide our stockholders and investors with a convenient and economical way to purchase shares of our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan is designed to promote ownership among stockholders who are committed to investing a minimum amount, holding their shares in direct form and building share ownership over time. Also, because the shares of common stock purchased under the Plan may be acquired directly from us, we may receive additional equity funds, which will be added to our general funds and will be used for general corporate purposes.

2.       Who administers the Plan for the Participants?

     EquiServe Trust Company, N.A., referred to in this prospectus as "EquiServe" or the "administrator," administers the Plan, holds shares of common stock acquired under the Plan, keeps records, sends statements of activity to participants, and performs other duties related to the Plan. EquiServe, Inc., an affiliate of the administrator, is a transfer agent registered with the
Securities and Exchange Commission and acts as service agent for the administrator.

         You may contact the administrator in any of the following ways:


                   By telephone:                                                     Internet:

             Toll Free: (800) 317-4555                         Unless you are participating in the Plan through your
                                                                   bank, broker or other nominee, you can obtain
An automated telephone system is available 24 hours               information about your Plan account through the
     a day, seven days a week. Customer service                   Internet at the Plan administrator's website at
  representatives are available from 9:00 a.m. to                www.equiserve.com. On the website, you can access
 5:00 p.m., Eastern Time, each business day. If you               your share balance, sell shares, request a stock
reside outside the United States and Canada you may                certificate and obtain online forms and other
 contact the Plan administrator at (781) 575-2724.              information about your Plan account. To gain access,
                                                                 you will require a password, which is included on
                                                                 your dividend statement. You may also request your
                                                                   password by calling (800) 317-4445.

             Telecommunications device                                              In writing:
             for the hearing impaired:
                                                                           EquiServe Trust Company, N.A.
                TDD: (800) 952-9245                                    Attn: Omega Healthcare Investors, Inc.
                                                                             Dividend Reinvestment Plan
                                                                                   P.O. Box 43081
                                                                        Providence, Rhode Island 02940-3881

                                                               Please reference Omega Healthcare Investors, Inc. and
                                                                  your account number in all correspondence. When
                                                               corresponding with the administrator, we suggest that
                                                               you give your daytime telephone number and area code.

3.       What are the advantages of the Plan?

     o There are no fees or brokerage commissions on purchases, and we will bear the expenses for open market purchases.

     o Participation is voluntary and automatic. All or any part of your quarterly stock dividends may be reinvested.

     o The automatic reinvestment of dividends will enable you to add to your investment in our company in a timely and systematic fashion.

     o In addition to being able to reinvest your dividends, if you are an existing stockholder, you may purchase additional shares of our common stock by making optional cash purchases of between $50 and $6,250 per calendar month. These optional cash purchases may be made occasionally or at regular intervals, subject to the restrictions described above. You may make optional cash purchases even if dividends on your shares are not being reinvested under the Plan. We may waive the maximum in our sole discretion and permit a larger investment.

     o If you are not presently one of our stockholders, you may become a participant in the Plan by making an initial cash investment in our common stock of not less than $250 and not more than $6,250. We may waive this maximum, in our sole discretion, and permit a larger investment.

     o The purchase price for newly issued shares of our common stock purchased directly from us either through dividend reinvestment or optional cash purchases may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%.

     o You may purchase fractional shares of our common stock under the Plan. This means that you may fully invest your dividends and any optional cash purchases. Dividends will be paid on the fractional shares of our common stock which also may be reinvested in additional shares.

     o You may direct the administrator to transfer, at any time and at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person.

     o You can avoid the need of holding your stock certificates by submitting them to the administrator for safekeeping. By depositing your stock certificates, you do not have to worry about them being lost or stolen. The shares will be credited to your Plan account in "book-entry" form.

     o You or any other person that is a holder of record of shares of our common stock may direct the administrator to sell or transfer all or a portion of your shares held in the Plan.

     o You will receive periodic statements reflecting all current activity in your Plan accounts, including purchases, sales and latest balances, to simplify your record keeping. You may also view year-to-date activity in your Plan account, as well as activity in prior years, by accessing your Plan account at the administrator's website at www.equiserve.com.

4.       What are the disadvantages of the Plan?

     o Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the date we pay dividends and may create a liability for the payment of income tax without providing you with immediate cash to pay this tax when it becomes due.

     o We may, without giving you prior notice, change our determination as to whether the administrator will purchase shares of our common stock directly from us, in the open market or in privately negotiated transactions from third parties, which in turn will affect whether such shares will be sold to you at a discount. We will not, however, change our determination more than once in any three-month period. You will not know the actual number of shares purchased in any month on your behalf under the Plan until after the applicable investment date.

     o You will have limited control regarding the timing of sales under the Plan. Because the administrator will effect sales under the Plan only as soon as practicable after it receives instructions from you, you may not be able to control the timing of sales as you might for investments made outside the Plan.

     o The market price of the shares of our common stock may fluctuate between the time the administrator receives an investment instruction and the time at which the shares of our common stock are sold. Because purchases under the Plan are only made as of the dividend payment date, in the case of dividends, or the applicable investment date, in the case of optional cash purchases, you have no control over the timing of your purchases under the Plan.

     o No discount will be available for shares acquired in the open market or in privately negotiated transactions.

     o While a discount from market prices of up to 5% may be established for a particular month for shares purchased directly from us, a discount for one month will not insure the availability of a discount or the same discount in future months. Each month we may, without giving you prior notice, change or eliminate the discount. Further, in no event may we issue shares at a price less than 95% of the market price of our common stock on the date of issuance.

     o Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

     o Your investment in the shares of common stock held in your account is no different than a direct investment in shares of our common stock. You bear the risk of loss and the benefits of gain from market price changes for all of your shares of common stock. Neither we nor the administrator can assure you that shares of our common stock purchased under the Plan will, at any particular time, be worth more or less than the amount you paid for them.

5.       Who pays the expenses of the Plan?

     We will pay all day-to-day costs of the administration of the Plan. You will be charged a service fee of $15 for each requested sale and a processing fee of $0.12 per each whole share and fraction sold, which includes the applicable brokerage commissions the administrator is required to pay. We will pay for all applicable fees (including any brokerage commissions the administrator is required to pay) associated with your purchases under the Plan.

6.       Who is eligible to participate in the Plan?

     A "registered stockholder" (a stockholder whose shares of common stock are registered in our stock transfer books in his or her name) or a "beneficial owner" (a stockholder whose shares of common stock are registered in a name other than his or her name; for example, in the name of a broker, bank or nominee) may participate in the Plan. In addition, an interested investor that is not a stockholder may participate in the Plan by making an initial cash investment of at least $250. For further instructions, please see Question 7 below.

7.       How do I enroll in the Plan?

     Registered Stockholders. After reading our prospectus, if you are a registered stockholder of our common stock, you may join the Plan by going to the administrator's web site at www.equiserve.com, or by completing and signing an Enrollment Authorization Form and returning it to the administrator.

     Beneficial Owners. If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the Plan administrator to reinvest dividends and accept optional cash investments under the stock purchase feature of the Plan by registered stockholders such as brokers, banks and other nominees, on behalf of beneficial owners.

     Alternatively, if you are a beneficial owner of our common stock, you may simply request that the number of shares of our common stock you wish to enroll in the Plan be re-registered by the bank, broker or other nominee in your own name as record stockholder. You can then directly participate in the Plan as described above. You should contact your bank, broker or nominee for information on how to re-register your shares.

     New Investors. If you do not currently own shares of our common stock, you may join the Plan in either of the following ways:

     o Going to the administrator's web site at www.equiserve.com, and following the instructions provided for opening a Plan account online. You will be asked to complete an Online Initial Investment Form and to submit an initial optional cash purchase between $250 and $6,250. To make an initial optional cash purchase you may authorize a one-time online bank debit from your U.S. bank account or you may authorize a minimum of five (5) consecutive monthly automatic deductions of at least $50 each from your U.S. bank account.

     o Completing and signing an Initial Investment Form and submitting an initial investment in the amount between $250 and $6,250. To make an initial optional cash purchase in this manner, you may enclose a check, payable in U.S. funds and drawn against a U.S. bank, to "EquiServe Trust Company, N.A.," or you may authorize a minimum of five consecutive monthly automatic deductions of at least $50 each from your U.S. bank account on the reverse side of the Initial Investment Form and follow the instructions provided.

     New investors choosing to make their initial optional cash purchase through automatic monthly deductions should note that the automatic monthly deductions will continue indefinitely beyond the initial investment unless the administrator is notified to discontinue such deductions. Please see Question 12 for further information on optional cash purchases.

     Current Plan Participants. If you are participating in our current Dividend Reinvestment and Common Stock Purchase Plan, you will automatically continue to be enrolled in the Plan without having to submit a new Enrollment Authorization Form. Your participation in the Plan will continue unless you affirmatively withdraw from the Plan. You may also change your dividend election at any time.

     Those holders of our common stock who do not wish to participate in the Plan will continue to receive cash dividends in the usual manner.

8.       What does the Enrollment Authorization Form provide?

     The Enrollment Authorization Form appoints the Plan's administrator as your administrator for purposes of the Plan and directs the administrator to apply to the purchase of additional shares of common stock all of the cash dividends on the specified number of shares of our common stock owned by you on the applicable record date and designated by you to be reinvested through the Plan.

The Enrollment Authorization Form also directs the administrator to purchase additional shares of our common stock with any optional cash purchases that you may elect to make. By checking the appropriate box on the Enrollment Authorization Form, you indicate which features of the Plan you will use.

     Full Reinvestment of Dividends. Select this option if you wish to reinvest the dividends on all our common stock registered in your name in a certificate form as well as on all common stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash investments.

     Partial Reinvestment of Dividends. Select this option if you wish to receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in a certificate form. The Plan administrator will apply the dividends paid on any remaining shares to the purchase of additional shares of our common stock, which will then be credited to your Plan account. Selecting this alternative also allows you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash purchases.

     All Cash (No Dividend Reinvestment). Select this option if you do not wish to have the cash dividends paid on the shares credited to your Plan account and those registered in your name in a certificate form be reinvested, but rather sent to you by check or through direct deposit to your U.S. bank account. Selecting this alternative still allows you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash purchases.

9. How can I change my method of participation or discontinue dividend reinvestment?

         You may change your method of participation at any time by:

     o    accessing   your   Plan   account   through   the   Internet   at  the
          administrator's web site at www.equiserve.com;

     o    calling the administrator at (800) 317-4445;

     o submitting a newly executed Enrollment Authorization Form to the administrator; or

     o    writing to the administrator at the address listed in Question 2.

     If you do not make an election on your Enrollment Authorization Form, the administrator will reinvest all dividends paid on your shares. Any change in the number of shares with respect to which the administrator is authorized to reinvest dividends must be received by the administrator prior to the record date for a dividend to permit the new number of shares to apply to that dividend. For each method of dividend reinvestment, cash dividends will be reinvested on all shares other than those designated for payment of cash dividends in the manner specified above until you specify otherwise or withdraw from the Plan altogether, or until the Plan is terminated.

     You may discontinue reinvestment of cash dividends under the Plan at any time by accessing your Plan account through the Internet at the administrator's web site at www.equiserve.com, by calling the administrator at (800) 317-4445, or by written notice to the administrator at the address listed in Question 2.

If a notice to discontinue is received by the administrator after the dividend record date for a dividend payment, the administrator in its sole discretion may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Plan participant. If such dividend is reinvested, the administrator may sell the shares purchased less any fees and any applicable costs of sales. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in "book-entry" form. Dividends on any shares held in "book-entry" form and any shares held in certificated form will be paid in cash.

10.      When will my participation in the Plan begin?

     Your participation in the dividend reinvestment portion of the Plan will commence on the next date we pay dividends, provided the administrator receives your Enrollment Authorization Form on or before the record date for the payment of the dividend.

     Your participation in the optional cash purchase portion of the Plan will commence on the next investment date, which will be the 15th calendar day of the month (unless there are no trades of our common stock reported on the NYSE on the 15th calendar day, in which case the investment date will be the next trading day following the 15th calendar day of that month in which trades of our common stock are reported on the NYSE), provided that sufficient funds to be invested are received on or before the business day immediately prior to the investment date. Should the funds to be invested arrive after the applicable optional cash investment due date, those funds will be held without interest until they can be invested on the next investment date unless you request a refund from the administrator.

     Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan.

11.  How many shares may be purchased by a participant during any month or year?

     Reinvested dividends are not subject to any minimum or maximum limits.

     Optional cash purchases are subject to a minimum investment of $50 and a maximum investment of $6,250 in any calendar month.

     Initial optional cash purchases by investors that are not yet one of our stockholders are subject to a minimum of $250 and a maximum of $6,250 in any calendar month.

     The maximum for optional cash purchases may be waived by us in our sole and absolute discretion. You may request a waiver of such maximum by submitting a request for waiver which we must receive at least five business days prior to the applicable pricing period. The "pricing period" is the period of time encompassing the ten consecutive trading days ending on the last trading day preceding the investment date of each month as described in Question 18.

     Optional cash purchase amounts of less than $50, or $250 in the case of an initial optional cash purchase by a non-stockholder, and, unless the maximum is waived, any optional cash purchases that exceed the maximum of $6,250 per calendar month, will be returned to you without interest.

12.      How are optional cash purchases made?

     Optional cash purchases allow you to purchase more shares than you could purchase just by reinvesting dividends. You can buy shares of our common stock each month with optional cash investments after you have enrolled in the Plan as described in Question 7 above. The administrator will use your funds to purchase common stock for your Plan account on the next investment date after it receives your cash payment. If the administrator does not receive your funds at least one business day prior to the next investment date, the administrator will not invest your funds on the next investment date but will hold your funds for investment on the next subsequent investment date.

     You can make optional cash purchases even if you have not chosen to reinvest your cash dividends on any shares held by you. If you choose to make only optional cash purchases, we will continue to pay cash dividends when and as declared on any shares of our common stock registered in your name in a certificate form and those shares credited to your Plan account.

     Investment by One-Time Online Bank Debit. At any time, you may make an optional cash purchase within the Plan limits by going to the administrator's website at www.equiserve.com, and authorizing a one-time online bank debit from your U.S. bank account. One-time online optional cash purchase funds will be held by the Plan administrator for three business days before such funds are invested. Please refer to the online confirmation for your bank account debit date and investment date.

     Investment by Check. You may make your first optional cash purchase when you enroll by enclosing a check with the Enrollment Authorization Form. You may also make an optional cash purchase within the Plan limits by completing the Cash Investment Form attached to your Plan account statement. Checks should be made payable to "EquiServe Trust Company, N.A.," in U.S. funds and drawn on a U.S. bank. It is also important to indicate your Plan account number on your check. Do not send cash, traveler's checks, money orders, or third party checks for optional cash investments.

     Automatic Monthly Investments. You may also make optional cash purchases each month, within the Plan limits, by instructing the Plan administrator to arrange for automatic monthly deductions from your designated U.S. bank account.

     Automatic monthly investments may be authorized through the Internet at the administrator's web site at www.equiserve.com, or by completing an Automatic Monthly Investment Form and returning it to the Plan administrator. It takes approximately four to six weeks from the time the administrator receives your authorization until your first deduction occurs.

     Once you begin making automatic monthly investments, the Plan administrator will draw funds from your designated account three business days before the next investment date of each month and will purchase shares of common stock on that investment date. Automatic monthly investments will continue at the level you set until you instruct the administrator otherwise. You can change or stop automatic monthly investments by accessing your Plan account through the Internet at the Plan administrator's web site, www.equiserve.com, by calling the administrator at (800) 317-4445, by completing and returning a new Automatic Monthly Investment Form or giving written instructions to the administrator. If you wish to stop automatic monthly investments, or to change the dollar amount to be withdrawn, your request must be received at least seven business days prior to the next debit date.

     If the Plan administrator is unable to process your optional cash purchase(s) within 35 days, the Plan administrator will return the funds to you by check. No interest will be paid on funds held by the administrator pending investment.

     If any optional cash purchase is returned unpaid, whether the investment was made by check or by an attempted automatic withdrawal from your U.S. bank account, the administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased. The administrator may sell those shares to satisfy any uncollected amount and a $25 returned funds fee. By enrolling in the Plan, you authorize the administrator to deduct this fee by selling the shares from your Plan account. If the proceeds from the sale of the common stock do not satisfy the service and processing fees, uncollected balance and returned funds fee, the administrator may sell additional shares from your Plan account to satisfy such fees.

13.  How do I get a refund of an optional cash purchase if I change my mind?

     You may obtain a refund of any optional cash purchase payment not yet invested by calling the administrator at (800) 317-4445 and requesting a refund of your payment. The administrator must receive your request for a refund not later than two business days prior to the next investment date. If the administrator receives your request later than the specified date, your cash purchase payment will be applied to the purchase of shares of common stock.

14. Will I be paid interest on funds held for optional cash purchases prior to investment?

     You will not be paid interest on funds you send to the administrator for optional cash purchases. Consequently, we strongly suggest that you deliver funds to the administrator to be used for investment in optional cash purchases shortly prior to but not after the applicable optional cash investment due date so that they are not held over to the following investment date. If you have any questions regarding the applicable investment dates or the dates as of which funds should be delivered to the administrator, you should contact the administrator through the Internet, by telephone or in writing at the address and telephone numbers specified in Question 2 above.

     You should be aware that because investments under the Plan are made as of specified dates, you may lose any advantage that you otherwise might have from being able to control the timing of an investment. Neither we nor the administrator can assure you a profit or protect you against a loss on shares of common stock purchased under the Plan.

15.  When will shares be purchased under the Plan?

     The administrator will credit shares of our common stock purchased with reinvested dividends to your account on the applicable "investment date" for the fiscal quarter in which the purchase is made. The Plan administrator will credit shares to your Plan account for optional cash purchases on the next "investment date" after the administrator receives your cash payment.

     The investment date is the date on which shares of our common stock are purchased with reinvested dividends, initial and optional cash investments of up to $6,250 and in excess of $6,250.

     If you are reinvesting dividends declared on our common stock, the investment date is the date of payment of quarterly dividends on our common stock, or the dividend payment date, provided that if no trades of our common stock are reported on the NYSE on the date we pay dividends, or the trading day, the administrator shall apply such reinvested dividends on the next trading day on which there are trades of our common stock reported on the NYSE. The record date associated with a particular dividend distribution is referred to in this prospectus as a "dividend record date."

     It is our policy to declare quarterly distributions to the holders of common stock so as to comply with applicable sections of the Internal Revenue Code governing REITs. Subject to the foregoing, future dividends will be determined in light of our earnings, financial condition and other relevant factors.

     For initial and optional cash purchases, both within the Plan limits and pursuant to an approved request for waiver, the monthly investment date is the 15th day of the calendar month (unless the 15th calendar day is not a trading day, in which case the investment date will be the first trading day following the 15th calendar day of that month).

16.  How are shares purchased under the Plan?

     The administrator may purchase shares from (i) the open market or in privately negotiated transactions, (ii) our authorized but unissued shares of our common stock, or (iii) a combination of both. There is no limit on the number of shares that the administrator may purchase in the open market or pursuant to privately negotiated purchases.

     However, shares of common stock purchased by the administrator for initial and optional cash purchases made above the $6,250 maximum limit with our permission will be acquired only from newly issued common stock and may not be acquired from open market purchases or privately negotiated transactions. See Question 17.

     Because we presently expect to continue the Plan indefinitely, we may authorize additional shares from time to time as necessary for purposes of the Plan.

17.  At what price will shares be purchased?

     The purchase price for shares of our common stock under the Plan depends on how you purchase the shares and on whether we issue new shares to you or the Plan obtains your shares by purchasing them in the open market or through privately negotiated transactions.

     Reinvested dividends and/or optional cash purchases under the maximum thresholds of $6,250. The purchase price for each share of common stock acquired through the Plan by the reinvestment of dividends and/or optional cash purchases of $6,250 or less per month will be equal to:

     o in the case of newly issued shares of common stock, the average of the high and low NYSE prices on the applicable investment date on which we declare dividends and/or make optional cash purchases of $6,250 or less per month less a discount ranging from 0% to 5%, provided that if no trades of our common stock are reported on the NYSE on the applicable investment date, the administrator shall apply the reinvested dividends and/or optional cash purchases of $6,250 or less per month on the next trading day on which there are trades of our common stock reported on the NYSE; or

     o in the case of open market or privately negotiated transactions, the weighted average of the purchase price of all shares purchased by the administrator for the Plan with reinvested dividends and/or optional cash purchases of $6,250 or less per month on the applicable investment date. Discounts are not available when shares are purchased from persons other than us.

     All shares purchased under the Plan through open market purchases will be acquired as soon as practicable, beginning on the investment date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter-market or in negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the administrator may agree. Neither we nor the Plan participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

     Optional cash purchases made above the $6,250 per month maximum limit with our permission. If we elect to allow you to purchase in excess of $6,250 in any calendar month, the price will be equal to the average of the daily high and low NYSE prices for each of the 10 trading days immediately preceding the applicable investment date, or the daily average price, less a discount ranging from 0% to 5%.

     All shares of common stock purchased in excess of the maximum limit will be newly issued, and no shares will be acquired in open market purchases or in privately negotiated transactions. Purchases made in excess of the maximum limit may be subject to a minimum price as described below. To obtain specific information for a specific investment date, please call us at (410) 427-1700 or visit our website at www.omegahealthcare.com.

     Threshold Price. We may establish a minimum or "threshold" price for optional cash purchases made with requests for waiver for any pricing period. For some pricing period's dates, we may not establish a threshold price. At least three trading days before the first day of a pricing period we will determine whether a threshold price wil be in effect, and if so, its amount. If we establish a threshold price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the threshold price on any trading day during the pricing period, or if no trades of our common stock are reported on the NYSE, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the minimum price is not satisfied for three of the ten days in a pricing period, then the purchase price will be based on the remaining seven days when the minimum price is satisfied. For each day during the pricing period that the minimum price is not satisfied, we will return one tenth (1/10) of each optional cash purchase made with a request for waiver to you by check, without interest, as soon as practicable after the applicable investment date. The establishment of a threshold price and the possible return of a portion of the optional cash purchase applies only to optional cash purchases made pursuant to a request for waiver.

     Setting a threshold price for a pricing period shall not affect the setting of a threshold price for any subsequent pricing period. For any particular month, we reserve the right whether or not to set a threshold price. Neither we nor the administrator shall be required to provide any written notice to participants as to the threshold price for any pricing period. Participants may however ascertain whether a threshold price has been set or not set for any given pricing period by telephoning us at (410) 427-1700 or visiting our website at www.omegahealthcare.com.

     Maximum discount applicable to all dividend reinvestments and optional cash purchases. Whether you are reinvesting dividends or making optional cash purchases, you may not purchase shares of our common stock on any particular trading day (whether such shares are newly issued shares or purchased by the administrator in open market or privately negotiated transactions) for an amount, less any brokerage commissions, trading fees and any other costs of purchase paid by us, which is less than 95% of the average of the high and low NYSE prices on that particular trading day. In the event that shares would be purchased for an amount, less any brokerage commissions, trading fees and other costs, which is below 95% of this average, your purchase price, less any brokerage commissions, trading fees and other costs, will equal 95% of the average of the high and low NYSE prices on that day.

18.  How do I request a waiver of the purchase limitation?

     You may make optional cash purchases in excess of $6,250 during any calendar month only pursuant to a request for waiver approved by us in our sole and absolute discretion. To obtain a Request for Waiver Form, you should contact us at (410) 427-1700. Completed Requests for Waiver Forms can be sent to us by facsimile at (410) 427-8822, Attention: Chief Financial Officer, by 2:00 p.m., Eastern Time, or mailed to us at Omega Healthcare Investors Inc., 9690 Deereco Road, Suite 100, Timonium, MD 21093, Attention: Chief Financial Officer. We must receive your request at least five business days before the start of the ten-day pricing period for the applicable investment date. We will promptly notify you as to whether we approved your request and the amount of your request that we approved. If your request is approved, you a must send the administrator a copy of our Form of Approval, together with your optional cash purchase in good funds no later than 2:00 p.m., Eastern Time, on the business day before the first day of the pricing period for the next applicable investment date. To obtain specific information for a specific investment date, please call us at (410) 427-1700 or visit our web site at www.omegahealthcare.com.

     In the event that your request for waiver is not received by us on a timely basis, the waiver will not be approved for that investment date and your optional cash purchase will be limited to $6,250 for that investment date. If your request for a waiver is not timely, or if we deny your request for a waiver, the administrator will refund the entire amount submitted without interest thereon. We have sole and absolute discretion to grant any approval for optional cash purchases in excess of the allowable maximum amounts.

     In deciding whether to approve or deny a request for waiver, we will consider each request on a case-by-case basis and consider various relevant factors, including, but not limited to:

     o    our need for additional funds;

     o the attractiveness of obtaining the additional funds through the sale of common stock as compared to other sources of funds;

     o    the purchase price likely to apply to any sale of common stock;

     o the participant submitting the request, including the extent and nature of such participant's prior participation in the Plan, and the number of shares of our common stock held of record and/or beneficially by such participant; and

     o the aggregate amount, if any, of optional cash purchases for which requests for waiver have been submitted by all participants.

     If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor those requests by any method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a request for waiver, the Plan does not provide for a predetermined maximum limit on the amount that you may invest or on the number of shares that may be purchased. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders or beneficial owners of our common stock for any reason whatsoever including, without limitation, the elimination of practices that are not consistent with the purposes of the Plan.

     The Plan may also be used by us to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners (including brokers or dealers) who in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through our ability to approve requests for waiver. To the extent shares are purchased from us under the Plan, we will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in our common stock and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of our common stock. See the section entitled "Plan of Distribution" below.

19. How and when will we determine whether shares of common stock will be newly issued or purchased in the market, and how and when will we establish a discount?

     We may, without prior notice to you, change our determination as to whether common stock will be purchased by the administrator directly from us, in the open market or in privately negotiated transactions from third parties or in a combination of both, in connection with the purchase of shares of common stock from reinvested dividends or from optional cash purchases. We will not, however, change our determination more than once in any three-month period.

     We may, in our sole discretion, establish a discount of 0% to 5% from the current market price for shares of our common stock purchased through the Plan. This discount may apply to reinvested dividends, initial optional cash purchases, optional cash purchases or any combination thereof as we may determine from time to time. If we elect to offer a discount, we will fix the discount at least three business days before the investment date with respect to dividend reinvestments, initial optional cash purchases and optional cash purchases within the Plan limits. The discount rate, if any, on optional cash investments pursuant to a request for waiver will be announced at least three business days before the first day of the pricing period. Such discounts may vary each month and may not apply uniformly to all purchases made pursuant to the Plan for that month. The discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. You may obtain the discount, if any, applicable to the next investment date by calling the administrator at
(800) 317-4445 or us at (410) 427-1700. You may also visit our web site at www.omegahealthcare.com.

     While a discount  from market  prices of up to 5% may be  established,  the discount is subject to change from time to time and is also subject to discontinuance at our discretion at any time. We will not offer a discount for common stock purchased in the open market or in privately negotiated transactions.

20.  Will certificates be issued for share purchases?

     The administrator will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares credited to your Plan account in "book-entry" form. This service protects against the loss, theft, or destruction of certificates evidencing shares. However, you may at any time request that the administrator issue a certificate for any whole number of shares of common stock, up to the number of whole shares credited to your Plan account. You can request a certificate for some or all of your shares by accessing your Plan account through the Internet at the Plan administrator's web site at www.equiserve.com, by calling the Plan administrator at (800) 445-2617, or by writing to the Plan administrator at the address listed in Question 2 above. The administrator will not issue certificates for fractional shares of common stock under any circumstances. If you request a certificate for all shares credited to your Plan account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any applicable fees.

     Receiving a portion of your shares in a certificate form from your Plan account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to the shares issued in certificate form will continue to be reinvested. However, if you withdraw all of your whole and fractional shares from your Plan account, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account.

21.  What if I have more than one Plan account?

     For purposes of the limitations discussed in this prospectus, we may aggregate all optional cash purchases for you if you have more than one Plan account which uses the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, your participation may be limited by us to only one Plan account. Also for the purpose of these limitations, all Plan accounts that we believe to be under common control or management or to have common beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each Plan account would be consistent with the purposes of the Plan, we will have the right to aggregate all of these accounts and to return, without interest, any amounts in excess of the investment limitations.

22. May I add shares of common stock to my Plan account by depositing stock certificates that I possess?

     You may send to the Plan for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience if and when shares are sold through the Plan. All shares represented by certificates will be kept for safekeeping and credited to your Plan account in "book-entry" form and combined with any full and fractional shares then held by the Plan for you. If you wish to deposit your certificates of our common stock, you must mail them along with a request to the administrator to hold your certificates for safekeeping. The certificates should not be endorsed. Any certificates sent to the administrator should be sent registered mail or certified mail, return receipt requested, and properly insured, as you bear the risk for certificates lost or stolen in transit. You may mail certificates to the administrator at the address provided in Question 2 above.

     The administrator will promptly send you a statement confirming each deposit of your common stock certificates. When necessary, you can simply request that certificates be issued as your needs require.

23.  How do I sell shares of common stock in my Plan account?

     You may sell some or all of your shares in your Plan account (including shares deposited by you with the Plan administrator for safekeeping) by accessing your Plan account through the Internet at the Plan administrator's web site at www.equiserve.com, by calling the Plan administrator at (800) 446-2617 or by writing to the Plan administrator at the address listed in Question 2 above. You will be charged a service fee of $15 for each requested sale and a processing fee of $0.12 per each whole share and fraction sold, which includes the applicable brokerage commissions the administrator is required to pay. The fees will be deducted from the proceeds of the sale. Shares you sell in this manner will be aggregated with those of other participants for whom the administrator is also selling shares on the same date. The administrator will process all sale orders on the day the administrator receives them, provided that the instructions are received before 1:00 p.m., Eastern time, on a business day during which the Plan administrator and the NYSE are open for business. If your sale instructions are received after 1:00 p.m., Eastern Time, on a business day on which the administrator and the NYSE are open for business, the sale order will be processed on the following business day. The sale price for shares sold will be the market price received from the sale of such shares. Your sales proceeds would then be remitted to you by check.

     You will not earn interest on funds generated from the sale of shares for the time period between the date of sale and the date on which you receive your check. The administrator reserves the right to designate a broker to sell shares on the open market. All sale requests having an anticipated market value of $100,000 or more must be submitted in written form. In addition, all sale requests within 30 days of an address change to your account must be submitted in written form.

     Neither we nor any Plan participant has the authority or power to control the timing, pricing, or the selection of a broker of any shares sold. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. That is, if you send in a request for a sale, it is possible that the market price of our common stock could increase or decrease before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you may request through the Internet, by telephone or in writing that the administrator issue to you a certificate for any or all of the whole shares in your Plan account, and thereafter, you can conduct the transaction through a broker-dealer of your choice.

     Instructions sent to the administrator to sell shares are binding on all participants and may not be rescinded.

24. How may I transfer all or a part of my shares held in the Plan to another person?

     You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise, by mailing to the administrator at the address provided in Question 2 above a properly executed stock power, along with a letter with specific instructions regarding the transfer and a Substitute Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock power. The administrator will provide you with the appropriate forms upon request. If you have any stock certificates bearing a restrictive legend in your Plan account, the administrator will comply with the provisions of the restrictive legend before effecting a sale or transfer of the restricted shares. All transfers will be subject to the limitations on ownership and transfer provided in our charter which are summarized below in the section entitled "Restrictions on Ownership of Shares" and which are incorporated into this prospectus by reference. If you have any questions regarding transfer requirements for shares in your Plan account, please contact the administrator as specified in Question 2 above.

25.  What reports will be sent to participants in the Plan?

     You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate deposit, certificate issuance, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during that period. You should retain these statements for tax purposes.

     The final statement for each year will show all pertinent information for that calendar year, including tax-related information. The Plan administrator may charge you a fee for additional copies of your account statements.

     You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account at the administrator's website at www.equiserve.com.

     The administrator will also send you copies of each prospectus and any amendments or supplements to the prospectus describing the Plan. We will also send you the same information that we send to other stockholders, including annual reports, notices of stockholders' meetings, proxy statements, and income tax reporting information.

     Any participant that participates in the Plan through a broker, bank or nominee, should contact that party for similar statements or material.

26. What happens if we issue a stock dividend or subscription rights, declare a stock split or make any other distribution in respect of shares of our common stock?

     All split shares, stock dividends, or any other distribution of our common stock on shares credited to your Plan account and/or on shares held by you in the form of stock certificates will be credited to your Plan account with the appropriate number of shares of our common stock on the payment date. In the event that we make available to the holders of our common stock subscription rights to purchase additional shares of common stock, the administrator will sell the rights accruing to all shares held by the administrator for participants and apply the net proceeds of the sale to the purchase of common stock with the next monthly optional cash purchase.

27.  May shares in my account be pledged?

     You may not pledge shares credited to your or any other participant's account and any purported pledge will be void. If you wish to pledge shares, those shares must be withdrawn from the Plan.

28.  Will I be able to vote my shares of common stock held in the Plan?

     Whole shares held in a Plan account may be voted in person or by the proxy sent to you. Fractions of shares may not be voted.

     If you return your proxy properly signed and marked for voting, all the shares covered by the proxy - those registered in your name and/or those credited to your account under the Plan - will be voted as marked. If the proxy is returned properly signed but without indicating instructions as to the manner in which your shares are to be voted with respect to any item thereon, the shares will be voted in accordance with the recommendations of our board of directors. If your proxy is not returned, or if it is returned unexecuted or improperly executed, your shares will be voted only if you attend the meeting and vote in person.

29.  What are the federal income tax consequences of participating in the Plan?

     If you reinvest dividends, you will still be treated for federal income tax purposes as having received a dividend on the dividend payment date. By reinvesting dividends you will be liable for the payment of income tax on the dividends despite not receiving immediate cash dividends to satisfy the tax liability. In addition, for reinvested dividends and optional cash purchases, you will be generally treated as having received a constructive distribution, which may give rise to additional tax liability to the extent we pay brokerage commissions on your behalf or purchase shares at a discount. See the section entitled "Certain Federal Income Tax Consequences Associated with Participating in the Plan" below.

30.  Are  there  any   limitations   of   liability   for  the  company  or  the
     administrator?

     Neither we nor the administrator (nor any of our or its respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your Plan account upon your death prior to receipt of notice in writing of such death, with respect to the prices or times at which shares are purchased or sold for you or fluctuations in the market value of common stock. You should recognize that the prices of shares purchased under the Plan will be determined by, and subject to, market conditions, and neither we nor the administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

31.  May the Plan be changed or terminated?

     We may amend, modify, suspend or terminate the Plan at any time. You will be notified by the administrator in writing of any substantial modifications made to the Plan. Any amendment may include an appointment by the administrator in its place of a successor administrator under the terms and conditions set forth herein, in which event we are authorized to pay the successor for the account of each participant, all dividends and distributions payable on common stock held by the participant under the Plan for application by the successor as provided herein. Notwithstanding the foregoing, this action will not have any retroactive effect that would prejudice your interests.

     Any amendment, suspension, modification or termination of the Plan will not affect your rights as a stockholder in any way, and any "book-entry" shares you own will continue to be credited to your account with the administrator unless you specifically request otherwise.

     If your Plan account balance falls below one full share, the administrator reserves the right to liquidate your Plan account and remit the proceeds, less any applicable fees, to you at your address of record and to terminate your participation in the Plan.

32.  What law governs the Plan?

     The Plan is governed by the laws of the State of Maryland.

                       RESTRICTIONS ON OWNERSHIP OF SHARES

     Because our board of directors believes it is essential for us to continue to qualify as a REIT, our charter documents contain restrictions on the ownership and transfer of our capital stock which are intended to assist us in complying with the requirements to qualify as a real estate investment trust.

     If our board of directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of stock has or may become concentrated in the hands of one beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), our board of directors has the power:

     o by any means deemed equitable by it to call for the purchase from any stockholder a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the direct or indirect ownership of voting shares of stock of the beneficial owner to a level of no more than 9.9% of the outstanding voting shares of our stock; and

     o to refuse to transfer or issue voting shares of stock to any person whose acquisition of those voting shares would, in the opinion of our board of directors, result in the direct or indirect ownership by that person of more than 9.9% of the outstanding voting shares of our stock.

     Further, any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of our stock shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any voting shares of stock so redeemed shall be equal to:

     o the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange;

     o the average of the closing sales prices for the shares, if then listed on more than one national securities exchange;

     o if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of the acquisitions are sent; or

     o if none of these closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of the stock as determined by our board of directors in accordance with the provisions of applicable law.

     From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                    ASSOCIATED WITH PARTICIPATING IN THE PLAN

     Dividends you receive on shares of our common stock that you hold in the Plan and which are reinvested in newly issued shares will be treated for federal income tax purposes as a taxable stock distribution to you. Accordingly, you will receive taxable dividend income in an amount equal to the fair market value of the shares of our common stock that you receive on the date we pay dividends to the extent we have current or accumulated earnings and profits for federal income tax purposes. We intend to take the position that the fair market value of the newly issued shares purchased with reinvested dividends equals the average of the high and low NYSE prices of our common stock on the related date we pay dividends. The treatment described above will apply to you whether or not the shares are purchased at a discount. On the other hand, dividends you receive on shares of our common stock that you hold in the Plan, which are reinvested in shares of our common stock purchased by the administrator in the open market or in privately negotiated transactions, will be treated for federal income tax purposes as a taxable cash distribution to you in an amount equal to the purchase price of such shares to the extent that we have current or accumulated earnings and profits for federal income tax purposes. The portion of a distribution you receive that is in excess of our current and accumulated earnings and profits will not be taxable to you if this portion of the distribution does not exceed the adjusted tax basis of your shares. If a portion of your distribution exceeds the adjusted tax basis of your shares, that portion of your distribution will be taxable as a capital gain. If we properly designate a portion of your distribution as a capital gain dividend, then that portion will be reportable as a capital gain. Capital gains will be taxed to you at a 15% or 25% income tax rate, depending on the tax characteristics of the assets which produced such gains, and on certain other designations, if any, that we may make.

     The Internal Revenue Service has indicated in somewhat similar situations that a participant who participates in the dividend reinvestment portion of the Plan and makes an optional cash purchase of common stock under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. The fair market value will equal the average of the high and low NYSE prices of our common stock on the applicable investment date. Any distributions which the participant is treated as receiving, including the discount, would be taxable income or gain or would reduce his or her basis in common stock, or some combination thereof, under the rules described above.

     Under the Plan, we will bear any trading fees or brokerage commissions related to the acquisition of, but not the sale of, shares of our common stock. Brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan are generally treated as constructive distributions to the participants, and the payment of these fees or commissions is generally subject to income tax in the same manner as distributions and includable in the participant's cost basis of the shares purchased. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash purchases by the administrator, participants will generally be treated as receiving their proportionate amount of the commissions as distributions in addition to the amounts described above.

     Your tax basis in your shares of common stock acquired under the dividend reinvestment features of the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your tax basis in your shares of common stock acquired through an optional cash purchase under the Plan will generally equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for your Plan account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

     You will not realize any gain or loss when you receive certificates for whole shares of our common stock credited to your account, either upon your request, when you withdraw from the Plan or if the Plan terminates. However, you will recognize gain or loss when you sell or exchange whole shares of our common stock acquired under the Plan. You will also recognize gain or loss when you receive a cash payment for a fractional share of our common stock credited to your Plan account when you withdraw from the Plan or if the Plan terminates. The amount of your gain or loss will equal the difference between the amount of cash you receive for your fractional shares of our common stock, net of any costs of sale paid by you, and your tax basis of such fractional shares.

     Backup Withholding and Information Reporting. In general, we are required to report to the Internal Revenue Service all actual and constructive dividend distributions to you, unless you are a corporation or other shareholder exempt from reporting requirements. Additionally, dividends are subject to backup withholding, currently at a 28% rate, unless you provide your taxpayer
identification   number  in  the  manner   prescribed  in  applicable   Treasury
Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and meet certain other conditions, or otherwise establish an exemption. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts will generally be allowed as a refund or credit against the participant's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

     REIT Taxation. As an owner of shares of a REIT, you will be generally taxed on distributions made to you (not designated as capital gain dividends), to the extent of our earnings and profits, at ordinary tax rates of up to 35% (in the case of a shareholder who is an individual). Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the low 15% tax rate on dividends distributed by regular "C" corporations. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

     o your long-term capital gains, if any, recognized on the disposition of our shares;

     o our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

     o our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

     o our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

     The foregoing summary of certain federal income tax considerations regarding the Plan is based on current law, is for your general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor (including insurance companies, tax-exempt organizations, entities treated as pass-through entities for U.S. federal income tax purposes, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that is subject to special treatment under the federal income tax laws.

FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR(S). THE ABOVE DISCUSSION IS BASED ON FEDERAL INCOME TAX LAWS AS IN EFFECT AS OF THE DATE HEREOF. ALL PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE LEGISLATIVE PROPOSALS OR LEGISLATION ENACTED AFTER THE DATE OF THIS PROSPECTUS.


                              PLAN OF DISTRIBUTION

     Except to the extent the administrator purchases shares of our common stock in the open market, we will sell directly to the administrator the shares of our common stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares of our common stock.

     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

     Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

     You will only be responsible for a transaction fee and your pro rata share of trading fees and any brokerage commissions associated with your sales of shares of common stock attributable to you under the Plan. We will pay for all fees and commissions associated with your purchases under the Plan. Our common stock is listed on the NYSE under the symbol "OHI."

     Pursuant to the Plan, we may be requested to approve optional cash purchases in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve this request, we will consider relevant factors including, but not limited to:

     o    our need for additional funds;

     o the attractiveness of obtaining these funds by the sale of common stock under the Plan in comparison to other sources of funds;

     o    the purchase price likely to apply to any sale of common stock;

     o the participant submitting the request, including the extent and nature of the participant's prior participation in the Plan and the number of shares of common stock held of record by the participant; and

     o the aggregate number of requests for waiver that have been submitted by all participants.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

                                 USE OF PROCEEDS

     We are unable to predict the number of shares of common stock that will ultimately be sold under the Plan, the prices at which such shares will be sold, or the number of such shares, if any, that will be sold by us from the our authorized but unissued shares of common stock. Therefore, we cannot estimate the amount of proceeds to be received from the sale of such shares. To the extent that shares of common stock are sold from our authorized but unissued shares of common stock, the proceeds of such sales will be added to our general funds and will be used for funding of real estate investments or for general corporate purposes.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and free of charge at the website maintained by the SEC at www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3, or the registration statement, under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the registration statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11316) as well as any filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, other than information or reports furnished to the SEC under Items 2.02 and 7.01 of Current Reports on Form 8-K:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     o Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, June 30, 2004 and March 31, 2004;

     o Current Reports on Form 8-K filed on November 9, 2004, November 8, 2004, October 29, 2004, October 29, 2004, October 26, 2004*, October
          18, 2004,  September 16, 2004, July 27, 2004*, May 24, 2004, April 27,
          2004*,  March 26, 2004,  March 11, 2004, March 8, 2004, March 4, 2004,
          February 23, 2004, February 10, 2004, February 5, 2004, February 5, 2004, January 29, 2004*, and January 27, 2004*; and

     o The description of our common stock contained in our initial registration statement on Form 8-A, filed under Section 12 of the Exchange Act, and declared effective by the SEC on August 7, 1992, together with any amendment or report filed subsequent to the date hereof for the purpose of updating such description (File No. 001-11316).
____________________________

     * These reports contain information furnished to the SEC under Item 2.02 and/or Item 7.01 of Form 8-K which, pursuant to General Instructions B(2) and (6) of Form 8-K, is not deemed to be "filed" for purposes of
          Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Item
          2.02 and/or Item 7.01 of Form 8-K.

     These documents contain important information about our financial condition. You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto, unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from us in writing or by telephone at Omega Healthcare Investors, Inc., Attention: Chief Financial Officer, 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, telephone number (410) 427-1700. You may also access our SEC filings free of charge on our website at www.omegahealthcare.com, under the tab entitled "SEC Filings."

                                  LEGAL MATTERS

     The legality of the shares of common stock being offered hereby has been passed upon for us by Argue Pearson Harbison & Myers, Los Angeles, California. In addition, Powell Goldstein LLP, Atlanta, Georgia, has passed upon certain federal income tax matters.

                                     EXPERTS

     The consolidated financial statements and schedules of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors, Inc. Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is a statement of estimated expenses in connection with the distribution of the shares of our common stock being registered hereby, other than underwriting discounts and commissions, if any:

SEC Registration Fee...................................................$0.00
Accounting Fees and Expenses........................................5,000.00
Legal Fees and Expenses............................................10,000.00
Miscellaneous.......................................................1,000.00
Total.............................................................$16,000.00
                                                                  ==========

     The foregoing items, except for the SEC Registration Fee, are estimated.


Item 15..Indemnification of Directors and Officers.

     The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

     Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the charter, bylaws, or the indemnification provisions thereunder). The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

     The registrant has also entered into indemnity agreements with the officers and directors of the registrant that provide that the registrant will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the registrant. Once an initial determination is made by the registrant that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the registrant to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

     Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.


Item 16.        Exhibits.


Exhibit
Number          Description
-------         -----------

     5.1 Opinion of Argue Pearson Harbison & Myers regarding legality of securities (previously filed).

     8.1  Opinion of Powell Goldstein LLP regarding certain tax matters.

     23.1 Consent of Independent Registered Public Accounting Firm.

     23.2 Consent of Argue Pearson Harbison & Myers (included in Exhibit 5.1)

     23.3 Consent of Powell Goldstein LLP (included in Exhibit 8.1)

     24.1 Power of Attorney (included on Signature Page).

     99.1 Stock Purchase Initial Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.2 Enrollment Authorization Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.3 Voluntary Cash Payment Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.4 Form of Request for Waiver for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.5 Form of Letter to Stockholders of Omega Healthcare Investors, Inc.


Item 17.        Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 23rd day of November 2004.


                                        OMEGA HEALTHCARE INVESTORS, INC.


                                        By:/s/C. Taylor Picket
                                           -----------------------
                                           C. Taylor Picket
                                           Chief Executive Officer




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.



              Signature                                         Position                                Date
              ---------                                         --------                                ----

        /s/ C. Taylor Pickett
---------------------------------------
          C. Taylor Pickett                Chief Executive Officer and Director                   November 23, 2004
                                           (Principal Executive Officer)

       /s/ Robert O. Stephenson
---------------------------------------
         Robert O. Stephenson              Chief Financial Officer                                November 23, 2004
                                           (Principal Financial and Accounting Officer)

        /s/ Bernard J. Korman
---------------------------------------
          Bernard J. Korman                Chairman of the Board of Directors                     November 23, 2004


         /s/ Thomas S. Franke
---------------------------------------
           Thomas S. Franke                Director                                               November 23, 2004


      /s/ Harold J. Kloosterman
---------------------------------------
        Harold J. Kloosterman              Director                                               November 23, 2004


         /s/ Edward Lowenthal
---------------------------------------
           Edward Lowenthal                Director                                               November 23, 2004


         /s/ Stephen D. Plavin
---------------------------------------
          Stephen D. Plavin                Director                                               November 23, 2004


                                  EXHIBIT INDEX

Exhibit
Number          Description
-------         -----------

     5.1 Opinion of Argue Pearson Harbison & Myers regarding legality of securities (previously filed).

     8.1  Opinion of Powell Goldstein LLP regarding certain tax matters.

     23.1 Consent of Independent Registered Public Accounting Firm.

     23.2 Consent of Argue Pearson Harbison & Myers (included in Exhibit 5.1)

     23.3 Consent of Powell Goldstein LLP (included in Exhibit 8.1)

     24.1 Power of Attorney (included on Signature Page).

     99.1 Stock Purchase Initial Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.2 Enrollment Authorization Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.3 Voluntary Cash Payment Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.4 Form of Request for Waiver for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

     99.5 Form of Letter to Stockholders of Omega Healthcare Investors, Inc.